ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 23, 2003 - Energizer Holdings, Inc, [NYSE: ENR], today announced results of its second quarter ended March 31, 2003. Net earnings for the quarter were $33.0 million, or $0.37 per diluted share, versus net earnings of $20.0 million, or $0.21 per diluted share in the second fiscal quarter of 2002. Included in the prior year second quarter earnings are a restructuring provision of $2.9 million, after taxes, or $0.03 per share, and a bad debt reserve of $6.1 million, after taxes, or $0.07 per share. For the current quarter, sales increased 7% to $362.6 million and segment profit increased 21% to $71.7 million, primarily on increases in the Europe and Asia Pacific regions. General corporate and other expenses declined $0.7 million, and interest and other financing items declined $1.6 million.

For the six months ended March 31, 2003, net earnings were $119.4 million, or $1.33 per diluted share, compared to net earnings of $90.4 million, or $0.98 per diluted share, in the same period last year. Intellectual property rights income of $3.7 million, after taxes, or $0.04 per share, is included in the current six month results. Included in the six months ended March 31, 2002, are restructuring provisions and related costs of $5.8 million, after taxes, or $0.06 per diluted share, and a bad debt reserve of $6.1 million, after taxes, or $0.07 per diluted share. Sales for the six months increased $27.6 million, or 3%, on increases in all regions except South and Central America. Geographic segment income increased $13.1 million on higher results in Europe and Asia. General corporate and other expenses declined $4.1 million, and interest and other financing items declined $5.0 million.

North  America
--------------

Net sales to customers for the second quarter of $197.2 million increased $13.0 million, or 7%, due to higher volume, partially offset by unfavorable pricing and product mix. The volume increase was primarily driven by large cell size alkaline and lighting product units, which increased 58% and 38%, respectively, reflecting increased demand from government agencies and consumers related to potential terrorism and security concerns. Smaller alkaline cell size unit volume, which accounts for the majority of alkaline sales, increased 4%; however price per unit declined due to residual holiday promotional pack sales and other promotional discounting in response to recent competitive activity.

In the U.S., retail alkaline category units grew an estimated 12% compared to the same quarter last year, while category value increased 3%, reflecting continued promotions and lower everyday pricing by retailers. Retailer consumption of Energizer's alkaline products increased an estimated 5% in units and 1% in value for the quarter. Energizer estimates its share of the alkaline battery market at approximately 30% for the quarter, a loss of approximately one share point compared to the same quarter last year. The company estimates that overall retail inventory levels at March 31, 2003, are at, or slightly below, seasonal normal levels.

"Recently, our main U.S. competitor announced pricing and promotional changes, which generally reduce both the everyday battery price as well as the depth and frequency of promotional discounting going forward," said Pat Mulcahy, Chief
Executive Officer. "This is directionally consistent with our pricing and promotional efforts over the last two years which have allowed us to improve our overall profitability. Effective April 14, 2003, we have adjusted our pricing and promotional structure in order to solidify our position relative to competition. Looking ahead, we believe we are positioned to optimize Energizer's performance within a healthier battery category."

Gross margin for the quarter declined $3.8 million, or 4%, as the margin contribution of incremental volume was more than offset by lower net pricing after promotional discounts. The most significant volume increases were in the lower margin large cell sizes and lighting products.

Segment profit increased $3.8 million. The prior year second quarter included a $10.0 million write-off of Kmart's accounts receivable in response to its bankruptcy filing. Excluding this write-off, operating margin declined $6.2 million, or 12% on lower gross margin and higher advertising and promotion expense.

For the six months, sales increased $12.5 million, or 2%, due to improved non-alkaline product volume, partially offset by unfavorable pricing and product mix. Gross margin for the six months decreased $6.4 million, or 2%, as unfavorable pricing and product mix was partially offset by increased volumes. Segment profit decreased $1.0 million. However, absent the accounts receivable write-off mentioned above, segment profit decreased $11.0 million, reflecting the lower gross margin and higher advertising and promotion expense.

Asia  Pacific
-------------

Net sales for the quarter increased $3.3 million, or 4%, as favorable currency impacts of $3.4 million and higher volumes through retail channels were partially offset by unfavorable pricing and product mix. For the six months, net sales increased $6.9 million, or 4%, due to higher alkaline volume and a $5.8 million favorable currency impact, partially offset by unfavorable pricing and product mix. Segment profit increased $4.3 million for the quarter and six months, primarily due to increased sales.

Europe
------

Second quarter net sales increased $7.8 million, or 13%, due to favorable currency impacts of $10.6 million, partially offset by lower volume, primarily carbon zinc. Segment profit improved $6.1 million, primarily due to favorable currency impacts of $5.3 million.

For the six months, sales increased $14.0 million, or 9%, as favorable currency impacts of $18.8 million and favorable pricing and product mix were partially offset by lower carbon zinc volume. Segment profit increased $13.5 million, primarily due to currency impacts of $9.4 million and favorable pricing and product mix.

South  and  Central  America
----------------------------

Net sales for the quarter decreased $1.2 million, or 6%, due to negative currency impacts of $4.8 million, partially offset by pricing actions. Segment profit decreased $1.7 million to $0.1 million due to $3.0 million of unfavorable currency impacts and higher volumes in lower margin markets, partially offset by higher prices.

For the six months, net sales decreased $5.8 million, or 10%, due to unfavorable currency impacts of $16.1 million, partially offset by improved pricing and product mix and higher volumes in lower margin markets. Segment profit decreased $3.7 million, or 50%, due to lower sales.

Other  Items
------------

Corporate and other expenses decreased $0.7 million and $4.1 million for the quarter and the six months, respectively, reflecting lower compensation costs related to incentive plans and stock price, partially offset by lower pension income. Interest and other financing items decreased $1.6 million for the quarter and $5.0 million for the six months, reflecting lower average borrowings.

The income tax rate was 28.1% for the current quarter, compared to 25.4% for the same period last year and 36.0% for the first quarter of fiscal 2003. The change in the rate from the first quarter to the second quarter reflects a reduction necessary to bring the rate for the six months in line with expectations for the full year. For the six months ended March 31, 2003, the income tax rate was 34.0% versus 37.2% for the same period a year ago, reflecting improved foreign operating results.

During the quarter, Energizer repurchased 4.3 million shares of its common stock for a total of 5.0 million shares purchased in fiscal year 2003. Capital expenditures and depreciation expense for the quarter were $8.2 million and $15.0 million, respectively. For the six months, capital expenditures were $14.1 million, and depreciation expense was $29.8 million.

On March 28, 2003, Energizer announced that it had completed the purchase of Schick-Wilkinson Sword from Pfizer Inc for $930 million. Operating results will be reported in Energizer's earnings and cash flow statements beginning in Energizer's third quarter. Including borrowings related to the acquisition, Energizer's total debt was $1,096.3 million.

                                      # # #

Statements in this press release that are not historical, particularly statements regarding estimates of category growth, retailer consumption of Energizer's products, Energizer's market share, and retailer inventory levels, and Energizer's anticipated full-year tax rate, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer's actual results for future periods to differ materially from those anticipated or projected. Energizer's estimates of battery category growth and value decline, total retail unit consumption of its battery products, Energizer market share and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer's estimates, or if those retailers elect to further contract their inventory levels. The adverse impact of competitors' pricing and promotional activities may be more significant than anticipated, and Energizer's pricing and promotional structure may not be effective in protecting its competitive position. Profit margins in the battery category may not stabilize or improve, but instead may continue to decline. Energizer's overall tax rate for the year may be higher or lower than anticipated because of unforeseen changes in the tax laws or applicable rates, higher taxes on repatriated earnings, or changes in foreign loss estimates. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including Energizer's Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2002, its quarterly report on Form 10Q for the period ended December 31, 2002, and its Current Report on Form 8-K dated April 25, 2000.



                                   ENERGIZER HOLDINGS, INC.
                                     STATEMENT OF EARNINGS
                                          (CONDENSED)
                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA - UNAUDITED)


                                                             QUARTER ENDED   SIX MONTHS ENDED
                                                               MARCH 31,         MARCH 31,
                                                             2003    2002     2003     2002
                                                             ----    ----     ----     ----
Net sales                                                   $362.6   $339.7   $935.0   $907.4
                                                            -------  -------  -------  -------
Cost of products sold                                        207.3    189.8    515.0    494.8
Selling, general and administrative expense                   69.4     79.6    145.0    161.0
Advertising and promotion expense                             26.8     24.4     74.0     70.4
Research and development expense                               9.3      9.1     18.1     18.3
Provisions for restructuring                                     -      4.5        -      5.9
Intellectual property rights income                              -        -     (6.0)       -
Interest expense                                               4.7      5.3      9.1     11.5
Other financing items, net                                    (0.8)     0.2     (1.1)     1.5
                                                            -------  -------  -------  -------

Earnings before income taxes                                  45.9     26.8    180.9    144.0

Income taxes                                                 (12.9)    (6.8)   (61.5)   (53.6)
                                                            -------  -------  -------  -------

Net earnings                                                $ 33.0   $ 20.0   $119.4   $ 90.4
                                                            =======  =======  =======  =======

Earnings per share
    Basic                                                   $ 0.38   $ 0.22   $ 1.36   $ 0.99
                                                            =======  =======  =======  =======
    Diluted                                                 $ 0.37   $ 0.21   $ 1.33   $ 0.98
                                                            =======  =======  =======  =======

Weighted average shares of common stock - Basic               86.5     91.4     87.5     91.5
                                                            -------  -------  -------  -------
Weighted average shares of common stock - Diluted             88.5     92.8     89.8     92.6
                                                            -------  -------  -------  -------

                   See Accompanying Notes to Condensed Financial Statements.


                                            ENERGIZER HOLDINGS, INC.
                                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1.     Operating  results for any quarter are not necessarily indicative of the results for any other quarter or the  full  year.


2.     Segment  sales  and  profitability  for  the  quarter  and  six  months  ended  March  31, 2003 and 2002, respectively,  are  presented  below.


                                                                       Quarter Ended March 31,
       NET SALES                                                           2003     2002
                                                                         -------  -------
               North America                                             $197.2   $184.2
               Asia Pacific                                                78.6     75.3
               Europe                                                      66.3     58.5
               South and Central America                                   20.5     21.7
                                                                         -------  -------
                  Total net sales                                        $362.6   $339.7
                                                                         =======  =======

      OPERATING PROFIT BEFORE INTEREST AND UNUSUAL ITEMS
               North America                                             $ 47.0   $ 43.2
               Asia Pacific                                                19.3     15.0
               Europe                                                       5.3     (0.8)
               South and Central America                                    0.1      1.8
                                                                         -------  -------
                   Total segment profitability                             71.7     59.2

               General corporate and other expenses                       (12.6)   (13.3)
               Research and development expense                            (9.3)    (9.1)
                                                                         -------  -------
                   Operating profit before interest and unusual items      49.8     36.8
               Intellectual property rights income                            -        -
               Provisions for restructuring and related costs                 -     (4.5)
               Interest and other financial items                          (3.9)    (5.5)
                                                                         -------  -------
                   Earnings before income taxes                          $ 45.9   $ 26.8
                                                                         =======  =======

                                                                      Six Months Ended March 31,
       NET SALES                                                           2003     2002
                                                                         -------  -------
              North America                                               $548.6   $536.1
               Asia Pacific                                                165.2    158.3
               Europe                                                      167.6    153.6
               South and Central America                                    53.6     59.4
                                                                          -------  -------
                  Total net sales                                         $935.0   $907.4
                                                                          =======  =======

      OPERATING PROFIT BEFORE INTEREST AND UNUSUAL ITEMS
              North America                                               $159.9   $160.9
               Asia Pacific                                                 40.9     36.6
               Europe                                                       20.9      7.4
               South and Central America                                     3.7      7.4
                                                                           -------  -------
                   Total segment profitability                             225.4    212.3

               General corporate and other expense                         (24.4)   (28.5)
               Research and development expense                            (18.1)   (18.3)
                                                                           -------  -------
                   Operating profit before interest and unusual items      182.9    165.5
               Intellectual property rights income                           6.0        -
               Provisions for restructuring and related costs                  -     (8.5)
               Interest and other financial items                           (8.0)   (13.0)
                                                                           -------  -------
                   Earnings before income taxes                           $180.9   $144.0
                                                                          =======  =======


     Supplemental product information is presented below for revenues from external customers:


                                      Quarter Ended March 31,     Six Months Ended March 31,
       NET SALES                           2003    2002                2003    2002
                                          ------  ------              ------  ------
               Alkaline batteries         $232.6  $211.6              $643.0  $632.2
               Carbon Zinc batteries        54.6    58.4               120.9   125.0
               Lighting products            25.8    22.8                61.3    55.0
               Miniature batteries          17.4    18.3                36.1    34.9
               Other                        32.2    28.6                73.7    60.3
                                           ------  ------              ------  ------
                  Total net sales         $362.6  $339.7              $935.0  $907.4
                                           ======  ======              ======  ======

3.     Basic  earnings  per share is based on the average number of common shares outstanding during the period.  Diluted earnings  per  share  is  based  on  the average number of shares used for the basic earnings per share calculation, adjusted for  the  dilutive  effect  of  stock  options  and  restricted  stock  equivalents.

4.     In  the  six months ended March 31, 2003, Energizer recorded income of $6.0 pre-tax, $3.7 after-tax related to the licensing of  intellectual  property  rights.

5.     Energizer  recorded  provisions  for  restructuring of $4.5 pre-tax, $2.9 after-tax in the quarter ended March 31,
2002  related  to  the  reorganization  of  its  European  operations.

     As  part  of  restructuring  plans announced in the fourth quarter of fiscal 2001, Energizer recorded provisions for restructuring  of  $1.4, as  well  as  related  costs  for accelerated deprecation and inventory obsolescence of $2.6 in the six months ended March  31,  2002.

     Total  provisions  for  restructuring  and  related  costs  related  to this plan were $4.0 pre-tax, $2.9 after-tax.

6.     In  the  quarter  ended  March  31,  2002,  Energizer recorded a bad debt reserve of $10.0 pre-tax, $6.1 after-tax associated  with  the  bankruptcy  filing  of  Kmart.